BofI Holding, Inc. Reports Strong First Quarter 2018 Results
Net Income, Up 12.1% Year-over-Year to $32.4 million

SAN DIEGO, CA – (BUSINESS WIRE) – October 25, 2017 – BofI Holding, Inc. (NASDAQ: BOFI) (“BofI”), parent company of BofI Federal Bank (the “Bank”), today announced financial results for the first fiscal quarter ended September 30, 2017. Net income was $32.4 million, an increase of 12.1% over net income of $28.9 million for the quarter ended September 30, 2016. Earnings attributable to BofI’s common stockholders were $32.3 million or $0.50 per diluted share for the first quarter of fiscal 2018, an increase of 12.1% from $28.8 million or $0.45 per diluted share for the first quarter ended September 30, 2016.
Adjusted earnings, a non-GAAP measure, which excludes the after-tax impact of gains and losses associated with our securities portfolio, increased 14.0% to $32.3 million for the quarter ended September 30, 2017 compared to $28.3 million for the quarter ended September 30, 2016.

First Quarter Fiscal 2018 Financial Summary:

	Three Months Ended September 30
(Dollars in thousands, except per share data)	Q1 Fiscal 2018	Q1 Fiscal 2017	% Change
Net interest income	$80,550	$69,780	15.4%
Non-interest income	$13,340	$14,732	(9.4)%
Net income	$32,383	$28,897	12.1%
Adjusted earnings[1]	$32,305	$28,327	14.0%
Net income attributable to common stockholders	$32,306	$28,820	12.1%
Diluted EPS	$0.50	$0.45	11.1%

1 See “Use of Non-GAAP Financial Measures”

“We generated solid loan growth, with average loan and lease balances increasing 15.6% year-over-year and 4.4% linked quarter,” stated Greg Garrabrants, President and Chief Executive Officer of BofI. “Average loan balances grew faster than ending loan balances due to a higher rate of pay-offs in September and some large C&I loans closing after the end of the first quarter. Furthermore, our net interest margin increased by 7 basis points, linked quarter, to 3.87%, with higher earning asset yields offsetting an incremental increase in our funding cost. With a healthy loan pipeline and continued investments in existing and new businesses, we are optimistic that BofI will sustain solid loan and earnings growth.”

“We achieved a 12.1% increase in our net income and a 19.2% increase in our tangible book value per share in the first quarter, on a year-over-year basis,” said Andy Micheletti, Executive Vice President and Chief Financial Officer of BofI. “Our capital and credit metrics remain strong, with a Bank Tier 1 leverage ratio of 9.95% and a net credit recovery of 1 basis point on average loans this quarter. Despite an elevated efficiency ratio this quarter due to growth-related investments and the cyclical nature of our tax-product revenue, we continue to target a best-in-class efficiency ratio on an annual basis.”

Other Highlights:

•	Total assets reached $8,581.6 million, up $726.6 million or 9.2% compared to September 30, 2016

•	Loan and lease portfolio grew by $963.3 million or 14.7% compared to September 30, 2016

•	Loan and lease originations for the three months ended September 30, 2017 were $1,290.8 million, up 11.3% compared to the quarter ended September 30, 2016

•	Deposits grew by $855.0 million, or 13.5% compared to September 30, 2016

•	Asset quality remains strong with total non-performing assets of 0.39% of total assets at September 30, 2017

•	Return on average common stockholders’ equity was 15.24% for the three months ended September 30, 2017

•	Tangible book value increased to $13.41 per share, up $2.16 per share compared to September 30, 2016
First Quarter Fiscal 2018 Income Statement Summary
During the quarter ended September 30, 2017, BofI earned $32.4 million or $0.50 per diluted share compared to $28.9 million, or $0.45 per diluted share for the quarter ended September 30, 2016. Net interest income increased $10.8 million or 15.4% for the quarter ended September 30, 2017 compared to September 30, 2016, due to the $938.9 million growth in average-earning assets.
The loan and lease loss provision was $1.0 million for the quarter ended September 30, 2017 compared to $1.9 million for the quarter ended September 30, 2016. The decrease in the provision is primarily the result of a change in the mix of loans and net recoveries of $0.3 million, partially offset by loan growth during the three months ended September 30, 2017.
For the first quarter ended September 30, 2017, non-interest income was $13.3 million compared to $14.7 million for the three months ended September 30, 2016. The decrease year over year was the result of a $1.2 million decrease in gain on sale – other due to decreased sales of structured settlements, a decrease in realized gain on securities of $0.7 million, and a decrease in mortgage banking income of $0.4 million, partially offset by increased banking service fees and other income of $1.4 million, primarily due to increased fees from business loans and deposits.
Non-interest expense or operating costs increased $5.1 million to $38.0 million for the quarter ended September 30, 2017 from $32.9 million for the three months ended September 30, 2016. The increase was mainly a result of an increase in salaries and related expense of $2.7 million as a result of staffing increases. Other operating expense increases include an increase of $0.9 million in data processing and internet, an increase of $0.5 million in other general and administrative costs, an increase in advertising and promotional of $0.4 million, and an increase of $0.4 million in depreciation and amortization. The increases in the other operating costs are primarily to support loan and deposit growth, as well as data processing, software and marketing initiatives.
Balance Sheet Summary
BofI’s total assets increased $79.9 million, or 0.9%, to $8,581.6 million, as of September 30, 2017, up from $8,501.7 million at June 30, 2017. The loan portfolio increased $138.5 million on a net basis, primarily from portfolio loan originations of $960.5 million less principal repayments and other adjustments of $822.0 million. Loans held for sale increased $3.6 million. Investment securities decreased $53.1 million primarily due to sales and principal repayments. Total liabilities increased by $47.5 million, or 0.6%, to $7,714.9 million at September 30, 2017, up from $7,667.4 million at June 30, 2017. The increase in total liabilities resulted primarily from growth in deposits of $279.3 million partially offset by a decrease in FHLB borrowings of $240.0 million. Stockholders’ equity increased by $32.4 million, or 3.9%, to $866.7 million at September 30, 2017 from $834.2 million at June 30, 2017. The increase was primarily the result of $32.4 million in net income.
The Bank’s Tier 1 core capital to adjusted average assets ratio was 9.95% at September 30, 2017.

Conference Call
A conference call and webcast will be held on Wednesday, October 25, 2017 at 5:00 PM Eastern / 2:00 PM Pacific. Analysts and investors may dial in and participate in the question/answer session. To access the call, please dial: 877-407-8293. The conference call will be webcast live and may be accessed at BofI’s website, http://www.bofiholding.com. For those unable to listen to the live broadcast, a replay will be available until Saturday, November 25, 2017, at BofI’s website and telephonically by dialing toll-free number 877-660-6853, passcode 13671458.
About BofI Holding, Inc. and BofI Federal Bank
BofI Holding, Inc. is the holding company for BofI Federal Bank, a nationwide bank that provides financing for single and multifamily residential properties, small-to-medium size businesses in target sectors, and selected specialty finance receivables. With approximately $8.6 billion in assets, BofI Federal Bank provides consumer and business banking products through its low-cost distribution channels and affinity partners. BofI Holding, Inc.’s common stock is listed on the NASDAQ Global Select Market under the symbol “BOFI” and is a component of the Russell 2000® Index, the S&P SmallCap 600® Index, and the KBW Nasdaq Financial Technology Index. For more information on BofI Federal Bank, please visit bofifederalbank.com.
Use of Non-GAAP Financial Measures
In addition to the results presented in accordance with GAAP, this report includes non-GAAP financial measures such as adjusted earnings. Adjusted earnings exclude realized and unrealized gains and losses associated with our securities portfolios. Excluding these gains and losses provides investors with an understanding of BofI’s core lending and mortgage banking business. Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied and are not audited. Readers should be aware of these limitations and should be cautious as to their use of such measures. Although BofI believes the non-GAAP financial measures disclosed in this report enhance investors’ understanding of its business and performance, these non-GAAP measures should not be considered in isolation, or as a substitute for GAAP basis financial measures. Below is a reconciliation of GAAP net income to adjusted earnings:

	Three Months Ended
	September 30,
(Dollars in thousands)	2017	2016
Net income	$32,383	$28,897
Realized securities losses (gains)	(282)	(990)
Unrealized securities losses (gains)	149	9
Tax (provision) benefit	55	411
Adjusted earnings	$32,305	$28,327

Forward-Looking Safe Harbor Statement
This press release contains forward-looking statements that involve risks and uncertainties, including without limitation statements relating to BofI’s financial prospects and other projections of its performance and asset quality, BofI’s ability to grow and increase its business, diversify its lending, the outcome and effects of pending class action litigation filed against the Company, and the anticipated timing and financial performance of offerings, initiatives or acquisitions. These forward-looking statements are made on the basis of the views and assumptions of management regarding future events and performance as of the date of this press release. Actual results and the timing of events could differ materially from those expressed or implied in such forward-looking statements as a result of risks and uncertainties, including without limitation changes in interest rates, inflation, government regulation, general economic conditions, conditions in the real estate markets in which we operate and other factors beyond our control. These and other risks and uncertainties detailed in BofI’s periodic reports filed with the Securities and Exchange Commission could cause actual results to differ materially from those expressed or implied in any forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and BofI undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.

Investor Relations Contact:
Johnny Lai, CFA
VP, Corporate Development & Investor Relations
858-649-2218
jlai@bofifederalbank.com

The following tables set forth certain selected financial data concerning the periods indicated:
BOFI HOLDING, INC. AND SUBSIDIARY
SELECTED CONSOLIDATED FINANCIAL INFORMATION
(Unaudited – dollars in thousands)

	September 30, 2017	June 30, 2017	September 30, 2016
Selected Balance Sheet Data:
Total assets	$8,581,628	$8,501,680	$7,855,043
Loans and leases—net of allowance for loan and lease losses	7,512,999	7,374,493	6,549,742
Loans held for sale, at fair value	21,532	18,738	20,611
Loans held for sale, lower of cost or fair value	7,470	6,669	30,761
Allowance for loan and lease losses	42,099	40,832	37,596
Securities	219,713	272,797	452,159
Total deposits	7,178,800	6,899,507	6,323,812
Securities sold under agreements to repurchase	10,000	20,000	35,000
Advances from the FHLB	400,000	640,000	655,000
Subordinated notes and debentures and other	54,479	54,463	56,511
Total stockholders’ equity	866,694	834,247	721,859

Capital Ratios:
Equity to assets at end of period	10.10%	9.81%	9.19%
BofI Holding, Inc:
Tier 1 leverage (core) capital to adjusted average assets	10.29%	9.95%	9.55%
Common equity tier 1 capital (to risk-weighted assets)	15.10%	14.66%	14.43%
Tier 1 capital (to risk-weighted assets)	15.19%	14.75%	14.53%
Total capital (to risk-weighted assets)	16.82%	16.38%	16.32%
BofI Federal Bank:
Tier 1 leverage (core) capital to adjusted average assets	9.95%	9.60%	9.20%
Common equity tier 1 capital (to risk-weighted assets)	14.70%	14.25%	14.01%
Tier 1 capital (to risk-weighted assets)	14.70%	14.25%	14.01%
Total capital (to risk-weighted assets)	15.44%	14.97%	14.77%

BOFI HOLDING, INC. AND SUBSIDIARY
SELECTED CONSOLIDATED FINANCIAL INFORMATION
(Unaudited – dollars in thousands, except per share data)

	At or for the Three Months Ended
	September 30,
	2017	2016
Selected Income Statement Data:
Interest and dividend income	$103,511	$87,480
Interest expense	22,961	17,700
Net interest income	80,550	69,780
Provision for loan and lease losses	1,000	1,900
Net interest income after provision for loan and lease losses	79,550	67,880
Non-interest income	13,340	14,732
Non-interest expense	38,020	32,878
Income before income tax expense	54,870	49,734
Income tax expense	22,487	20,837
Net income	$32,383	$28,897
Net income attributable to common stock	$32,306	$28,820

Per Share Data:
Net income:
Basic	$0.50	$0.45
Diluted	$0.50	$0.45
Book value per common share	$13.54	$11.32
Tangible book value per common share	$13.41	$11.25

Weighted average number of shares outstanding:
Basic	65,045,075	64,589,333
Diluted	65,045,075	64,589,333
Common shares outstanding at end of period	63,655,970	63,299,014
Common shares issued at end of period	65,334,353	64,664,045

Performance Ratios and Other Data:
Loan and lease originations for investment	$960,512	$925,170
Loan originations for sale	$330,269	$235,095
Return on average assets	1.54%	1.53%
Return on average common stockholders’ equity	15.24%	16.59%
Interest rate spread[1]	3.62%	3.61%
Net interest margin[2]	3.87%	3.78%
Efficiency ratio	40.49%	38.90%

Asset Quality Ratios:
Net annualized charge-offs to average loans and leases	(0.01)%	0.01%
Non-performing loans and leases to total loans and leases	0.42%	0.64%
Non-performing assets to total assets	0.39%	0.55%
Allowance for loan and lease losses to total loans and leases at end of period	0.55%	0.57%
Allowance for loan and lease losses to non-performing loans and leases	131.15%	89.45%

1.	Interest rate spread represents the difference between the annualized weighted average yield on interest-earning assets and the annualized weighted average rate paid on interest-bearing liabilities

2.	Net interest margin represents annualized net interest income as a percentage of average interest-earning assets